Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Kairos Pharma, Ltd., on Form S-8 of our report dated April 30, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Kairos Pharma, Ltd. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Company’s Registration Statement on Form S-1, as amended, filed August 16, 2024.

/s/ Marcum llp

Marcum llp
Los Angeles, CA
September 27, 2024